Exhibit 99.1

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034
PRESS RELEASE
August 10, 2005
Avnet, Inc. Reports Fourth Quarter and Fiscal Year 2005 Results
Annual Revenue Growth of 8%
Net Income Up Sharply
Phoenix, Arizona — Avnet, Inc. (NYSE:AVT) today reported revenues of $11.07 billion for fiscal 2005, ended July 2, 2005, up 8.0% over fiscal 2004 revenues of $10.24 billion. Net income for fiscal 2005 was $168.2 million, or $1.39 per share on a diluted basis, as compared with net income of $72.9 million, or $0.60 per share on a diluted basis in fiscal 2004, which included certain charges that are further described in the accompanying financial statements. Fiscal 2005 net income and diluted earnings per share of $168.2 million and $1.39, respectively, were up 34% as compared with fiscal 2004 net income of $125.6 million, or $1.04 per share, excluding such charges in fiscal 2004.
Fiscal 2005 operating income of $321.3 million grew 58.9% as compared with fiscal 2004 operating income of $202.2 million, including certain charges in fiscal 2004. Fiscal 2005 operating income grew 24.6% as compared with fiscal 2004 operating income of $257.9 million, excluding these charges. Operating income as a percent of sales was 2.90% in fiscal 2005, an increase of 38 basis points over fiscal year 2004 operating income margin of 2.52%, excluding the charges noted above in fiscal 2004. This represents the third consecutive year of growth in both operating income and operating income margin.
Revenue for fourth quarter fiscal 2005 was $2.83 billion representing an increase of 6.9% over fourth quarter fiscal 2004 and an increase of 2.4% sequentially over third quarter fiscal 2005. Excluding the impact of foreign currency translation, fourth quarter fiscal 2005 sales were up 5.5% year over year and up 3.8% sequentially. Net income for fourth quarter fiscal 2005 was $47.3 million, or $0.39 per share on a diluted basis, as compared with prior year net income of $48.7 million, or $0.40 per share on a diluted basis. Fiscal 2005 fourth quarter diluted earnings per share were positively impacted by approximately $0.02 due to a lower income tax provision for the year as a result of the final mix of profits for the fiscal year by country with varying statutory tax rates.
Operating income for fourth quarter fiscal 2005 was $85.7 million, essentially flat as compared with operating income of $85.8 million in the year ago quarter. Operating income as a percent of sales was 3.03% in the fourth quarter of fiscal 2005, which was down 21 basis points from last year’s fourth quarter. Even though TS operating income for the fourth quarter grew significantly year over year, it was not enough to offset the decline experienced by EM, which was due primarily to the lingering impact of the mid-cycle inventory correction and higher corporate expenses due to Sarbanes-Oxley compliance efforts.
Roy Vallee, Chairman and Chief Executive Officer, commented, “We are pleased with how we performed during fiscal year 2005 given that the start of this fiscal year coincided with the beginning of an electronics components mid-cycle inventory correction. Our focus on value-based management allowed Electronics Marketing to react quickly to the market conditions and weather this short cycle with improved financial performance. Electronics Marketing’s solid performance coupled with another record year for Technology Solutions allowed us to achieve the best performance in three years in revenue, operating income and return on capital, and we closed out the quarter with record working capital velocity metrics.”
The Company generated $51.1 million of free cash flow (as defined later in this release) during the fourth quarter of fiscal 2005, bringing the total free cash flow for fiscal year 2005 to $425.7 million. As a result, the Company ended the quarter with $638 million of cash and cash equivalents and net debt (total debt less cash and cash equivalents) of $607 million, the lowest net debt has been since the fourth quarter of fiscal 1999.
Ray Sadowski, Chief Financial Officer, stated: “I am very proud of the team’s ability to generate significant free cash flow in a year of 8% revenue growth. With the significant amount of cash on hand we were able to pay off most of the debt Memec had outstanding at the closing of the Memec acquisition on July 5, 2005 and immediately begin to realize interest expense synergies of at least $10 million annually.”
Operating Groups
Electronics Marketing (EM) sales of $1.62 billion in the fourth quarter fiscal 2005 were up 1.5% sequentially and up 0.8% on a year over year basis. Excluding the impact of foreign currency translation, EM sales for fourth quarter fiscal 2005 were up 3.1% sequentially and were down 0.8% on a year over year basis. On a sequential quarterly basis, EM sales in the Americas and Asia increased 6.2% and 3.0%, respectively. EM EMEA sales decreased 4.0% in delivered U.S. dollars on a sequential basis, but were flat in constant dollars. EM operating income of $65.3 million for fourth quarter fiscal 2005 was 6.1% higher than the prior sequential quarter operating income of $61.5 million.
Technology Solutions (TS) sales of $1.20 billion in the fourth quarter fiscal 2005 were up 16.4% year over year and 3.7% sequentially. Excluding the impact of foreign currency translation, TS sales for fourth quarter fiscal 2005 were up 15.3% on a year over year basis and 4.7% sequentially. On a year over year basis, TS fourth quarter sales in the Americas, EMEA and Asia increased 19.5%, 2.8% and 56.4%, respectively. TS operating income was $37.4 million, a 53.2% increase as compared with fourth quarter fiscal 2004 operating income of $24.4 million, and its operating income margin of 3.11% increased by 75 basis points over the prior year fourth quarter.
Mr. Vallee added, “At Technology Solutions, we saw another strong quarterly performance as operating income grew 53% on sales growth of 16% year over year. The focus that TS has had on developing world class customer automation tools has set them apart from the competition. For the quarter, EM achieved record levels of inventory turns and working capital velocity. As we head into fiscal year 2006, and the integration of the Memec acquisition, we are poised to leverage the scale and scope of the combined entities to lower our cost structure and increase our profit and return metrics, thereby accelerating the achievement of our long-term financial goals.”
Memec Integration
The integration of Memec is proceeding on track with all activities expected to be completed by the end of fiscal year 2006. Synergy benefits are expected to be at least $130 million including $10 million related to reduced net interest expense on debt retired upon closing the transaction. The Americas team has completed the integration of its inventory, IT systems, facilities and workforce. In the EMEA region, the integration of Memec’s inventory is also complete. During the second quarter, both the EMEA and Asia regions should complete the integration of the IT systems. The vast majority of the workforce and facility consolidation in EMEA and Asia will be complete by the end of the March 2006 quarter with the remainder completed by the June 2006 quarter.
Mr. Vallee commented, “One of our primary goals for the integration was to act as quickly as possible to minimize the impact to our customers, suppliers and employees. Our teams have demonstrated their integration expertise as we have essentially completed the integration in the Americas within just 30 days following the close of the acquisition.”
The ultimate cash outlays associated with the integration of Memec, which are expected to include severance, facility closures and other integration costs, are estimated to be less than $100 million. The majority of these costs are expected to relate to Memec activities, which will flow through goodwill and not impact the statement of income.
Outlook
Looking forward to Avnet’s first quarter fiscal 2006, management expects revenues for Electronics Marketing to be in the range of $2.11 billion to $2.16 billion and we anticipate sales for Technology Solutions to be in the range of $1.09 billion to $1.14 billion. Therefore, Avnet’s consolidated sales should be in the range of $3.20 billion to $3.30 billion for first quarter fiscal 2006. This revenue guidance takes into account the impact of the Memec acquisition which was completed on July 5, 2005. EM’s sales guidance is negatively impacted by approximately $40 million due to a couple of factors related to the Memec acquisition. First, due to the timing of closing of the acquisition, one day of Memec shipments in July were included in Memec’s pre-close results of operations and are therefore excluded from Avnet’s first quarter fiscal 2006 results. More importantly, due to the merging of certain warehouse operations immediately following the close, it was necessary to expedite certain shipments originally scheduled for early July into June in order to ensure meeting commitments to customers.
As a result of the anticipated sales, management expects earnings to be in the range of $0.30 to $0.35 per share. The earnings per share guidance does not include the charges associated with the Memec integration, the expensing of stock-based compensation or the amortization of intangibles associated with the acquisition of Memec. In addition, the earnings per share assumes an effective tax rate of 33% based upon the projected mix of profits by country of the combined businesses.
Forward Looking Statements
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “anticipate,” “expect,” believe,” and “should.” Actual results may vary materially from the expectations contained in the forward-looking statements.
The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share, the Company’s ability to continue to successfully execute the integration plans, the Company’s ability to generate additional cash flow, any significant and unanticipated sales decline, changes in business conditions and the economy in general, changes in market demand and pricing pressures, allocations of products by suppliers, and other competitive and/or regulatory factors affecting the businesses of Avnet generally.
More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Form 10-Q. Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information
In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (“GAAP”), the Company also discloses certain non-GAAP financial information including adjusted operating income, adjusted net income and adjusted diluted earnings per share. The non-GAAP financial information is used to reflect the Company’s results of operations excluding certain items that have arisen from restructuring and debt extinguishment activities in the periods presented.
Management believes that operating income adjusted for restructuring charges is useful to investors to assess and understand operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results. Management analyzes operating income without the impact of restructuring costs as an indicator of on-going operating margin performance and underlying trends in the business. Management also uses this non-GAAP measure to establish operational goals and, in some cases, for measuring performance for compensation purposes.
Management similarly believes net income and diluted earnings per share adjusted for the after-tax impact of restructuring and other costs is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and diluted EPS excluding the after-tax impact of restructuring charges provides an important measure of the Company’s net results of operations for the investing public.
However, analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.
For the periods presented in this release, restructuring and other charges only impacted the prior fiscal year periods. Reconciliations of the Company’s reported results to the results adjusted for these items are included in the following table (in thousands, except for per share data) along with comparable data for the current fiscal year periods:

	Fourth Quarters Ended		Fiscal Years Ended
	July 2, 2005	July 3, 2004	July 2, 2005	July 3, 2004

Operating Income
As reported	$85,736	$85,778	$321,316	$202,247
Restructuring charges	–	–	–	55,618

As adjusted	$85,736	$85,778	$321,316	$257,865

Net Income
As reported	$47,250	$48,671	$168,239	$72,897
Restructuring charge and debt extinguishment costs, net of tax	–	–	–	52,752

As adjusted	$47,250	$48,671	$168,239	$125,649

Diluted EPS
As reported	$0.39	$0.40	$1.39	$0.60
Restructuring charges and debt extinguishment costs, net of tax	–	–	–	0.44

As adjusted	$0.39	$0.40	$1.39	$1.04

The following table summarizes the Company’s cash flow activity for the fourth quarter and fiscal year ended July 2, 2005 including the Company’s computation of free cash flow and a reconciliation of this metric to the nearest GAAP measures of net income and net cash flow from operations. Management’s computation of free cash flow consists of net cash flow from operations plus cash flows generated from or used for purchases and sales of property, plant and equipment, acquisitions of operations, effects of exchange rates on cash and cash equivalents and other financing activities. Management believes that the non-GAAP metric of free cash flow is a useful measure to help management and investors better assess and understand the Company’s operating performance and sources and uses of cash. Management also believes the analysis of free cash flow assists in identifying underlying trends in the business. Computations of free cash flow may differ from company to company. Therefore, the analysis of free cash flow should be used as a complement to, and in conjunction with, the Company’s consolidated statements of cash flows presented in the accompanying financial statements.
Management also analyzes cash flow from operations based upon its three primary components noted in the table below: net income, non-cash and other reconciling items and cash flow generated from working capital. Similar to free cash flow, management believes that this breakout is an important measure to help management and investors to understand the trends in the Company’s cash flows, including the impact of management’s focus on asset utilization and efficiency through reductions in the net balance of receivables, inventories and accounts payable.

	Quarter Ended	Fiscal Year Ended
	July 2, 2005	July 2, 2005
	(thousands)
Net income	$47,250	$168,239
Non-cash and other reconciling items	60,023	172,595
Cash flow generated from working capital (excluding cash and cash equivalents)	(29,616)	121,002

Net cash flow from operations	77,657	461,836

Cash flow generated from (used for):
Purchases of property, plant and equipment	(9,081)	(31,338)
Cash proceeds from sales of property, plant and equipment	146	7,271
Acquisition of operations, net	(2,465)	(3,563)
Effect of exchange rates on cash and cash equiv.	(16,535)	(10,816)
Other, net financing activities	1,351	2,274

Net free cash flow	$51,073	$425,664

Teleconference Webcast and Upcoming Events
Avnet will host a Webcast of its quarterly teleconference today at 2:00 p.m. Eastern Time. The live Webcast event, as well as other financial information including financial statement reconciliations of GAAP and non-GAAP financial measures, will be available through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the presentation will also be available after the Webcast.
For a listing of Avnet’s upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com.
About Avnet
Avnet (NYSE:AVT) enables success from the center of the technology industry, providing cost-effective services and solutions vital to a broad base of more than 100,000 customers and 300 suppliers. The Company markets, distributes and adds value to a wide variety of electronic components, enterprise computer products and embedded subsystems. Through its premier market position, Avnet brings a breadth and depth of capabilities that help its trading partners accelerate growth and realize cost efficiencies. Avnet and Memec generated combined revenue in excess of $13 billion in the past year through sales in 69 countries. Visit Avnet’s Investor Relations Website at www.ir.avnet.com or contact us at investorrelations@avnet.com.

CONTACT:	Avnet, Inc. Vincent Keenan Investor Relations (480) 643-7053 investorrelations@avnet.com

AVNET, INC.
(MILLIONS EXCEPT PER SHARE DATA)

	FOURTH QUARTERS ENDED
	JULY 2,	JULY 3,
	2005	2004
Sales	$2,825.4	$2,643.0

Income before income taxes	65.0	65.4

Net income	47.3	48.7

Net income per share:
Basic	$0.39	$0.40
Diluted	$0.39	$0.40

	FISCAL YEARS ENDED
	JULY 2,	JULY 3,
	2005 (2)	2004 (1)(2)
Sales	$11,066.8	$10,244.7

Income before income taxes	239.8	98.4

Net income	168.2	72.9

Net income per share:
Basic	$1.39	$0.61
Diluted	$1.39	$0.60

(1)	The results for fiscal 2004 shown above include the impact of restructuring and other charges recorded in the first and second quarters in connection with cost cutting initiatives and the combination of the Computer Marketing and Applied Computing operating groups into one operating group called Technology Solutions. These restructuring and other charges amounted to $55.6 million pre-tax (all of which was included in operating expenses), $38.5 million after-tax and $0.32 per diluted share. See the Consolidated Statements of Operations included herein for further disclosure of the nature and impacts of these restructuring and other charges. The results for fiscal 2004 also include the impact of debt extinguishment costs associated with the Company’s cash tender offer completed during the third quarter for $273.4 million of the 7 7/8% Notes due February 15, 2005. These charges amounted to $16.4 million pre-tax, $14.2 million after-tax and $0.12 per diluted share. The total impact of the restructuring and debt extinguishment costs on the results for fiscal 2004 amounted to $72.0 million pre-tax, $52.8 million after-tax and $0.44 per diluted share.

(2)	Due to Avnet’s fiscal calendar, the twelve months ended July 2, 2005 contained 52 weeks while the twelve months ended July 3, 2004 contained 53 weeks.

AVNET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(THOUSANDS EXCEPT PER SHARE DATA)

	FOURTH QUARTERS ENDED		FISCAL YEARS ENDED
	JULY 2,	JULY 3,	JULY 2,	JULY 3,
	2005	2004	2005 (2)	2004 (1) (2)
Sales	$2,825,401	$2,643,041	$11,066,816	$10,244,741
Cost of sales	2,454,476	2,275,028	9,607,833	8,879,888

Gross profit	370,925	368,013	1,458,983	1,364,853

Selling, general and administrative expenses	285,189	282,235	1,137,667	1,106,988
Restructuring charges (1)	—	—	—	55,618

Operating income	85,736	85,778	321,316	202,247
Other income, net	1,253	(43)	3,499	7,094
Interest expense	(21,968)	(20,389)	(85,056)	(94,573)
Debt extinguishment costs (1)	—	—	—	(16,370)

Income before income taxes	65,021	65,346	239,759	98,398

Income tax provision	17,771	16,675	71,520	25,501

Net income	$47,250	$48,671	$168,239	$72,897

Net earnings per share:
Basic	$0.39	$0.40	$1.39	$0.61

Diluted	$0.39	$0.40	$1.39	$0.60

Shares used to compute earnings per share:
Basic	120,746	120,507	120,629	120,086

Diluted	121,755	122,087	121,469	121,252

(1)	The results for fiscal 2004 shown above include the impact of restructuring and other charges recorded in the first and second quarters in connection with cost cutting initiatives and the combination of the Computer Marketing and Applied Computing operating groups into one operating group called Technology Solutions. These charges included severance costs, charges for consolidation of certain owned and leased facilities, write-offs of certain capitalized IT-related initiatives, the impairment of certain owned assets in the Company’s European operations and the write-off of remaining unamortized deferred loan costs associated with the Company’s multi-year credit facility terminated in September 2003. These restructuring and other charges amounted to $55.6 million pre-tax, $38.5 million after-tax and $0.32 per diluted share.

The results for fiscal 2004 also include the impact of debt extinguishment costs associated with the Company’s cash tender offer completed during the third quarter for $273.4 million of the 7 7/8% Notes due February 15, 2005. These charges amounted to $16.4 million pre-tax, $14.2 million after-tax and $0.12 per diluted share. The total impact of the restructuring and debt extinguishment costs on the results for fiscal 2004 amounted to $72.0 million pre-tax, $52.8 million after-tax and $0.44 per diluted share.

(2)	Due to Avnet’s fiscal calendar, the fiscal year ended July 2, 2005 contained 52 weeks while the fiscal year ended July 3, 2004 contained 53 weeks.

AVNET, INC.
CONSOLIDATED BALANCE SHEETS
(THOUSANDS)

	JULY 2,	JULY 3,
	2005	2004
Assets:
Current assets:
Cash and cash equivalents	$637,867	$312,667
Receivables, net	1,888,627	1,743,962
Inventories	1,224,698	1,364,037
Other	31,775	63,320

Total current assets	3,782,967	3,483,986
Property, plant and equipment, net	157,428	187,339
Goodwill	895,300	894,882
Other assets	262,520	297,444

Total assets	5,098,215	4,863,651

Less liabilities:
Current liabilities:
Borrowings due within one year	61,298	160,660
Accounts payable	1,296,713	1,099,703
Accrued expenses and other	359,507	384,630

Total current liabilities	1,717,518	1,644,993
Long-term debt, less due within one year	1,183,195	1,196,160
Other long-term liabilities	100,469	69,072

Total liabilities	3,001,182	2,910,225

Shareholders’ equity	$2,097,033	$1,953,426

AVNET, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(THOUSANDS)

	FISCAL YEARS ENDED
	JULY 2,	JULY 3,
	2005	2004
Cash flows from:

Operations:
Net income	$168,239	$72,897

Add non-cash and other reconciling items:
Depreciation and amortization	61,746	64,540
Deferred income taxes	63,734	(2,815)
Non-cash restructuring and other charges	—	31,409
Other, net	47,115	47,649

Receivables	(168,892)	(271,311)
Inventories	144,004	(240,520)
Accounts payable	191,270	285,386
Accrued expenses and other, net	(45,380)	77,414

Net cash flows provided from operating activities	461,836	64,649

Financing:
Issuance of notes in public offering, net of issuance costs	—	292,500
Repayment of notes	(89,589)	(444,245)
(Repayment of) proceeds from bank debt, net	(10,789)	55,974
Repayment of other debt, net	(86)	(504)
Other, net	2,274	13,914

Net cash flows used for financing activities	(98,190)	(82,361)

Investing:
Purchases of property, plant, and equipment	(31,338)	(28,623)
Cash proceeds from sales of property, plant and equipment	7,271	5,229
Acquisition of operations, net	(3,563)	(50,528)

Net cash flows used for investing activities	(27,630)	(73,922)

Effect of exchange rates on cash and cash equivalents	(10,816)	8,834

Cash and cash equivalents:
increase	325,200	(82,800)
at beginning of period	312,667	395,467

at end of period	$637,867	$312,667

AVNET, INC.
SEGMENT INFORMATION
(MILLIONS)

	FOURTH QUARTERS ENDED		FISCAL YEARS ENDED
	JULY 2,	JULY 3,	JULY 2,	JULY 3,
SALES	2005	2004	2005	2004

Electronics Marketing	$1,620.5	$1,608.1	$6,259.0	$5,892.4

Technology Solutions	1,204.9	1,034.9	4,807.8	4,352.3

Consolidated	$2,825.4	$2,643.0	$11,066.8	$10,244.7

OPERATING INCOME (LOSS)

Electronics Marketing	$65.3	$75.3	$233.1	$212.5

Technology Solutions	37.4	24.4	147.7	98.9

Corporate	(17.0)	(13.9)	(59.5)	(53.6)

Consolidated Before Restructuring and Other Charges	85.7	85.8	321.3	257.8

Restructuring and Other Charges	—	—	—	(55.6)

Consolidated	$85.7	$85.8	$321.3	$202.2